MUNIYIELD MICHIGAN INSURED II

FILE # 811- 6501

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/3/2005	Puerto Rico IFA 7/1/36	1,332,962,916	6,700,000	UBS Financial Banc of America Merrill Lynch Citigroup Goldman Sachs JP Morgan Lehman Brothers Morgan Stanley Raymond James Ramirez & Co Wachovia Bank
9/22/2005	Puerto Rico Highway 5% 7/1/40	1,499,910,000	1,500,000	Citigroup Lehman Brothers UBS Financial Banc of America Goldman Sachs JP Morgan Merrill Lynch Morgan Stanely Raymond James Ramirez & Co Wachovia